Exhibit 10.2
Dot Hill Systems Corp.
2006 Executive Compensation Plan
Eligibility: Dana Kammersgard, Patrick Collins, Preston Romm, Philip Davis and James Kuenzel are eligible to participate in the plan.
2006 Base Annual Salary: The 2006 base annual salaries for each of the participants, effective January 1, 2006, are as set forth in the following table:

2006
Name	Base Salary
Dana Kammersgard	$367,500
Patrick Collins	$350,000
Preston Romm	$259,350
Philip Davis	$242,000
James Kuenzel	$225,000
Maximum Bonus Potential: Assuming all corporate goals set by our Board of Directors are met at the 100% level, the maximum bonus target for the participants (expressed as a percentage of such participant’s annual salary) is as set forth in the following table:

2006
Bonus
Name	Target
Dana Kammersgard	80%
Patrick Collins	70%
Preston Romm	60%
Philip Davis	50%
James Kuenzel	40%
Calculation of Incentive Cash Bonus Amounts: The incentive cash payout under the plan is calculated based on Dot Hill’s achievement of quarterly management business objectives, annual financial results relating to revenue and operating income, and revenues associated with a certain customer. These three goals are given a weighting of 40%, 50% and 10%, respectively. At the beginning of the 2007 calendar year, our Compensation Committee reviews the achievement of each goal and then calculates the appropriate payout for each individual based upon the level of achievement for each goal and their respective weightings, and the maximum bonus target for each individual. Participants must be employed with Dot Hill on the day that bonuses are paid in order to be eligible for a bonus.
Disclaimer: Dot Hill reserves the right to modify the 2006 Executive Compensation Plan at any time or to declare special incentive bonus payouts in addition to payouts described in the 2006 Executive Compensation Plan.